UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

RITTER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	20-1295171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Century Park East, Suite 1820 Los Angeles, California		90067
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (310) 203-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2015, Ritter Pharmaceuticals, Inc., or Ritter, entered into a Lease with Century Park, a California limited partnership, pursuant to which Ritter will lease approximately 2,780 square feet of office space in Los Angeles, California (the “Premises”).

The Lease provides for a term of sixty-one (61) months, commencing on the later of October 1, 2015 or the date of substantial completion of certain tenant improvements provided for under the Lease.

Ritter will pay no rent for the first month of the term and base rent of $9,174 per month for months 2 through 13 of the term, with increasing base rent for each twelve month period thereafter under the term of the Lease to a maximum of $10,325.42 per month for months 50 through 61. The base rent payments do not include Ritter’s proportionate share of any operating expenses, including real estate taxes, for the Premises. Ritter has the option to extend the term of the Lease for one five-year term, provided that the rent would be subject to market adjustment at the beginning of the renewal term.

The foregoing description of the Lease is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Lease, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Certain statements contained herein that are not historical facts are forward looking. These statements, which may be identified by forward looking words or phrases such as “target,” “option,” “may,” and “provided,” involve risks and uncertainties, which may be beyond the control of Ritter. Such risks and uncertainties could cause actual results to differ materially from these forward looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Michael D. Step
Name: Michael D. Step Title: Chief Executive Officer

Date: July 14, 2015